Exhibit 99.1

For Immediate Release
April 9, 2007

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Small Cap-JXSB) reported unaudited net income for the three months ended March 31, 2007, of $104,000, or $0.05 per common share, basic and diluted, compared to net income of $316,000, or $0.16 per common share, basic and diluted, for the three months ended March 31, 2006. Net income for the three months ended March 31, 2007 decreased $212,000 from the three months ended March 31, 2006. The decrease in net income is primarily due to decreases of $296,000 in net interest income and $20,000 in other income and an increase of $81,000 in other expense, partially offset by decreases of $155,000 in income taxes and $30,000 in the provision for loan losses.

The $296,000 decrease in net interest income during the first quarter of 2007 is the net result of a $361,000 increase in interest income offset by a $657,000 increase in interest expense. The decrease in net interest income reflects the impact of the inverted yield curve as short-term rates, which are used to price deposits, increased faster than longer-term rates, which are used when pricing loan products. Interest income on loans increased $254,000 due to an increase of $11.4 million in the average balance and a 16 basis point increase in the average yield of the loan portfolio during the first quarter of 2007 compared to the same period of 2006. Interest income on investment securities also increased $68,000, primarily due to a 32 basis point increase in the average yield of these investments. The increase in interest expense is attributed to a $680,000 increase in interest on deposits. The higher deposit costs are the result of a 104 basis point increase in the average cost and a $16.0 million increase in the average balance of deposits during the first quarter of 2007 compared to the same period of 2006. The increase in the average balance, as well as the average cost, of deposits is primarily due to a growth in certificate of deposit accounts and the introduction of a new, higher-cost money market deposit product during the second quarter of 2006.

The $20,000 decrease in other income is primarily attributed to a $41,000 decrease in gains on loan sales, partially offset by a $17,000 increase in service charges on deposits. The decrease in gains on loan sales is due to a reduction in loan sales and an increase in the amortization of mortgage servicing rights. The increase in other expense is primarily due to a $69,000 increase in salaries and benefits expense, which is attributed to annual wage and cost increases, as well as additional staffing. The decrease in income taxes reflects a decrease in taxable income and the effect of state income tax benefits.

Total assets at March 31, 2007, increased to $275.4 million from $267.4 million at December 31, 2006. Total deposits at March 31, 2007 were $240.6 million, compared to $232.9 million at December 31, 2006. Total stockholders’ equity at March 31, 2007 and December 31, 2006, was $21.5 million and $21.1 million, respectively. At March 31, 2007, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.2%, 11.2%, and 12.3%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended March 31, 2007, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposits flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.